Exhibit 1(w)

BLACKROCK GLOBAL ALLOCATION FUND, INC.

Articles Supplementary

BLACKROCK GLOBAL ALLOCATION FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended, with the authority to issue Nine Billion Five Hundred Million (9,500,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares
Investor A Common Stock	2,000,000,000
Investor B Common Stock	1,500,000,000
Investor C Common Stock	2,000,000,000
Institutional Common Stock	2,000,000,000
Class R Common Stock	2,000,000,000

Total:	9,500,000,000

All shares of all classes of capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Nine Hundred Fifty Million Dollars ($950,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby increases the total number of authorized shares of capital stock of the Corporation by Two Billion (2,000,000,000) and designates such newly authorized shares as Class K Common Stock.

THIRD: After the increase in the number of authorized shares, the Corporation will have the authority to issue Eleven Billion Five Hundred Million (11,500,000,000) shares of capital stock as follows:

Classes	Number of Authorized Shares

Investor A Common Stock	2,000,000,000
Investor B Common Stock	1,500,000,000
Investor C Common Stock	2,000,000,000
Institutional Common Stock	2,000,000,000
Class R Common Stock	2,000,000,000
Class K Common Stock	2,000,000,000

Total:	11,500,000,000

All shares of all classes of capital stock of the Corporation will have a par value of Ten Cents ($0.10) per share and an aggregate par value of One Billion One Hundred Fifty Million Dollars ($1,150,000,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

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IN WITNESS WHEREOF, BLACKROCK GLOBAL ALLOCATION FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 8th day of June 2016.

Attest:	BLACKROCK GLOBAL ALLOCATION FUND, INC.

/s/ Ben Archibald	By:	/s/ Neal J. Andrews
Ben Archibald		Neal J. Andrews
Secretary		Chief Financial Officer